Exhibit 99.1
MATADOR RESOURCES COMPANY
REPORTS FIRST QUARTER 2026 RESULTS, INCREASES PRODUCTION GUIDANCE AND REAFFIRMS EXISTING CAPITAL SPENDING

DALLAS, Texas, May 6, 2026 -- Matador Resources Company (NYSE: MTDR) (“Matador” or the “Company”) today reported financial and operating results for the first quarter of 2026 and updated full-year 2026 production guidance. A slide presentation summarizing the highlights of this release is included on the Company’s website at www.matadorresources.com on the Events and Presentations page under the Investor Relations tab.

Management Summary Comments

Joseph Wm. Foran, Matador’s Founder, Chairman and CEO, commented, “Matador is pleased to report a strong start to 2026. First quarter results exceeded the midpoint of our prior oil production guidance by 3%, and we have paid down over $350 million on our reserve-based lending (“RBL”) facility since year-end. Our capital spending during the quarter finished in line with previous guidance estimates that focused on operational efficiencies, increasing reserves, and cost saving initiatives. In light of these improvements and increased commodity pricing, estimated adjusted free cash flow for the full year 2026 will be approximately $1.1 to $1.2 billion (assuming strip oil and natural gas pricing as of early May 2026) compared to adjusted free cash flow for full year 2025 of $437 million, excluding land and seismic costs.

“Consequently, these first quarter results, combined with continued coordination between Matador and San Mateo’s upstream and midstream businesses, all provide an improved outlook for full-year 2026. Accordingly, we are increasing our production guidance estimates while reaffirming our previous cost per completed lateral foot, lease operating expense and estimated full-year capital budget guidance. During this past quarter, we began construction on a new San Mateo water recycling facility, finished drilling operations on our first Woodford exploratory well, and brought two additional Matador upstream net wells to sales, outperforming our February guidance. We also remain focused on expanding our 10 to 15 year high-quality inventory, which we consider critical for present and future growth. For instance, since early 2023, we have added over 800 net engineered locations, adding seven to eight years of inventory to our asset base and available inventory in both new and established areas of activity.

Exceeding Expectations and Outstanding Performance

“In our February 2026 earnings press release, we identified certain strategic priorities for the year that included improved capital efficiency and profitability, RBL reduction, balance sheet fortification, inventory expansion, and midstream value realization. We are pleased to report that we believe we made significant progress on all those objectives in the first quarter as specified in this report and reflected in our financial statements, earnings releases and annual report.

Quarterly Production

“Matador’s first quarter 2026 average daily total production of 207,594 barrels of oil equivalent per day (BOE), consisting of 120,277 barrels of oil per day and 523.9 million cubic feet of natural gas per day, exceeded the upper end of our production guidance. This first quarter 2026 production represented a 5% increase as compared to the first quarter of 2025 production. This production outperformance was achieved notwithstanding the impact of negative Waha natural gas pricing, including approximately 3,000 BOE per day of related elective shut-ins and approximately 4,000 BOE per day of weather-related well shut-ins associated with Winter Storm Fern. Our audited total proved oil and natural gas reserves grew to 667.0 million BOE at December 31, 2025, a 9% increase, from 611.5 million BOE at year end 2024, driven by consistent production, operational and geologic outperformance.

Production Outperformance

“The primary drivers of this production outperformance were: (1) strong early performance of newer wells turned to sales during the first quarter which exceeded initial expectations by approximately 2,600 barrels of oil per day, (2) the flow assurance of our production, provided by the San Mateo and Matador midstream assets, and the dedicated efforts of our field and office staff, despite severe weather associated with Winter Storm Fern, (3) additional wells turned-in-line associated with management’s decision to accelerate activity in the second half of 2025 and (4) delayed third-party midstream maintenance expected in the first quarter that shifted into the second quarter resulting in approximately 2,000 BOE per day.

“Another benefit of Matador’s outperformance in production, coupled with our strategic land acquisition strategy and development plan and the ongoing, geoscience driven, subsurface resource exploration, is that it provides a level of well production consistency that stands in positive contrast to the well degradation challenges occurring across our industry. According to Enverus’ publicly available data, reviewing corporate well productivity since 2021, Matador delivered an approximate 8% improvement in its 12-month cumulative normalized oil volumes in 2024 as compared to 2021. This performance was significantly better than the peer average reviewed in the data showing a decline of approximately 9%, with the lowest-performing operator seeing productivity declines as much as 40% over the same time period in the Delaware Basin.

Capital Spending and Operational Savings

“In alignment with our production and reserve growth that has resulted in Matador’s growth since its inception in 1983 with $270,000 in initial capital to its present market capitalization of close to $8 billion, the execution of our operations team continues to deliver consistently favorable financial results in line with our capital budget, as evidenced by the reaffirmation of our current operating and capital spending plan. Most notably, our guidance remains intact despite inflationary pressures in oilfield services and market volatility following geopolitical events related to the war in Iran. While these events drove immediate increases in diesel and related costs, Matador was able to partially mitigate these impacts by utilizing electric and hybrid-electric fracturing fleets—reducing completion related diesel consumption by over 90%. Matador further demonstrated our operational expertise and efficiency, by adapting to changes in market conditions and further enhancing various operational money-saving innovations, such as multi-well completions (simul- and trimul-frac), drilling wells faster and associated cost reductions and operational artificial intelligence integration.

“These completion innovations (and strategic vendor partnerships that support them) have allowed us to maintain our full-year drilling and completion cost guidance of $805 per completed lateral foot down to $785 at the low end of full-year cost per completed lateral foot guidance. Without these efficiencies and diesel reduction capabilities, recent fuel inflation would have the potential to increase well costs $30 to $50 per completed lateral foot. In addition to savings from reduced diesel usage, Matador partnered with San Mateo and our wholly-owned midstream infrastructure to source field-produced natural gas for completion operations, repurposing natural gas that would otherwise be sold into a negative Waha pricing environment. These capital expenses were further reduced by $90,000 to $100,000 per well, under current market conditions, by using produced natural gas as compared to truck delivered compressed natural gas.

Land and Finding Costs

“Complementing our production and operational improvements, Matador’s land team continued to expand our high-quality inventory of engineered drilling locations through its disciplined ‘brick-by-brick’ land acquisition strategy. Since January 1, 2023, Matador has added over 800 net engineered drilling locations to its inventory through a combination of selective transactions, bolt-on acquisitions and working interest additions. These quality land acquisitions, together with three consecutive years of meaningful proved reserves growth, operating efficiencies, and reduced well costs, all contributed to an estimated reduction in future finding and development costs for Matador’s proved undeveloped reserves from $10.98 per BOE in 2024 to $10.34 per BOE in the most recent year-end audited reserves report in 2025.

Integrated Midstream Operations

“San Mateo helped to deliver continuing favorable operating and financial results throughout the first quarter of 2026, further enhancing the value and usefulness of San Mateo and Matador’s respective (but coordinated) efforts across midstream and upstream operations. By providing essential gathering, natural gas processing, oil transportation, produced water handling services, and quick responses to adverse weather conditions, San Mateo ensures and provides critical flow assurance for both Matador and its third-party customers. This ‘producer-first’

mindset was exemplified during Winter Storm Fern. Despite severe regional weather challenges, Matador and San Mateo’s operational resilience, and special individual staff efforts, allowed natural gas plant processing volumes to exceed other Delaware Basin natural gas processors by as much as 20%, based on public disclosures regarding volumes processed during the storm at other processing plants in the Delaware Basin when compared to pre-storm natural gas processing volumes.

“San Mateo and Matador’s wholly-owned midstream infrastructure also supports Matador’s water recycling efforts, with treated produced water from those assets accounting for over 30% of total recycled water used in the first quarter of 2026. To further increase future revenues and to reduce costs, San Mateo continues to invest in produced water recycling infrastructure to facilitate sales for completion operations to both Matador and third-party customers, underscoring the seamless coordination required to maintain reliable, efficient and cost-effective service to its third-party customers and to Matador teams.

Commodity Prices

“Matador’s first quarter 2026 average realized natural gas price, excluding hedging, was $0.64 per thousand cubic feet (Mcf), compared to the first quarter 2025 average realized natural gas price of $3.56 per Mcf. This 82% difference reflected the recent collapse of Waha prices, to which we believe our exposure will be largely solved by the completion of the Hugh Brinson pipeline enabling Matador to sell our gas at Henry Hub prices rather than current Waha prices. Matador’s marketing team responded by selectively increasing its third-party natural gas purchase activity, generating net sales of purchased natural gas of $38.4 million during the first quarter of 2026 (a Company quarterly record) compared to $36.0 million from the sale of purchased gas during the fourth quarter of 2025. Together, purchased natural gas sales for these two most recent quarters contributed approximately $75 million of additional cash flow to help mitigate the declines in Waha prices for gas sales in that market.

Hugh Brinson Effect

“As previously disclosed, Matador has secured, at zero capital expense, 500,000 million British thermal units (MMBtu) per day of firm natural gas transportation on Energy Transfer’s new Hugh Brinson pipeline, which Energy Transfer expects will begin flowing natural gas during the third or fourth quarter of 2026 and to be fully in-service by year-end 2026. The Hugh Brinson pipeline, transporting natural gas through north Texas data center corridors, is expected to provide Matador access to the historically more favorable Henry Hub markets along the Louisiana Gulf Coast and to other opportunities such as liquefied natural gas (LNG) plants and export terminals along this pipeline route. This Henry Hub access should reduce—substantially, if not entirely—Matador’s exposure to Waha pricing from Matador’s natural gas marketing program. Given this access to the Hugh Brinson pipeline and the Henry Hub market places, Matador estimates that it will then be able to add approximately $90 million annually in increased natural gas revenue for each $0.50 per MMBtu increase that Matador is able to achieve in its average realized natural gas price.

Financial Strength and Balance Sheet Stewardship

“Driven by strong cross-functional execution and a more robust financial performance, due in part to better pricing, Matador successfully deleveraged its RBL during the first quarter of 2026. We anticipate a full repayment of all RBL borrowings later this month, a milestone that increases our liquidity to $2.2 billion, based on our current elected commitment of $2.25 billion and the further potential borrowing base capacity currently of up to $3.25 billion. This strong liquidity position enables us to capitalize on a number of varied and diverse value-creating opportunities. These include possible fixed dividend increases, disciplined land acquisitions, strategic midstream opportunities, and other value optimization measures.

“We appreciate enormously our 19-member bank group, led by PNC Bank, and their credit committees for their continued recognition of Matador’s asset quality and cash flow and for their ongoing support of our strategic initiatives. Furthermore, we expect that the opportunistic timing of our recent senior unsecured notes issuance with maturity in 2034—and the resulting interest savings of $4.3 million per year—combined with Matador’s sustained free cash flow and disciplined capital allocation, will enable the full repayments under the RBL to the bank group this month. Together, these actions have improved the Company's weighted average debt maturity profile and fortified our overall liquidity position.

Closing Thoughts

“Matador’s first quarter 2026 results reflect—in our view—the strength and consistency of our operating plan, the quality of our asset base, the usefulness of our growing midstream business and the dedication of our board, employees in the office and the field, and various service providers to increase the value of Matador and San Mateo. During the quarter, we exceeded our prior production guidance, positioned Matador to pay off its RBL balance in its entirety, advanced our ‘brick-by-brick’ land acquisition strategy and continued to grow and increase San Mateo and Matador’s capabilities, opportunities and asset base. As we move further into 2026, we remain focused on the strategic priorities set forth in February and intend to continue managing Matador and San Mateo with a long-term perspective through periods of near-term volatility and geopolitical disruptions. We thank our shareholders, bondholders, staff, service providers and directors for their continued support and look forward to discussing these results in greater detail on our conference call tomorrow morning, and we are excited about the outlook for the year ahead of us.”

All references to Matador’s net income, adjusted net income, Adjusted EBITDA and adjusted free cash flow reported throughout this earnings release are those values attributable to Matador Resources Company shareholders after giving effect to any net income, adjusted net income, Adjusted EBITDA or adjusted free cash flow, respectively, attributable to third-party non-controlling interests, including in San Mateo. Matador owns 51% of San Mateo. For a definition of adjusted net income, adjusted earnings per diluted common share, Adjusted EBITDA and adjusted free cash flow and reconciliations of such non-GAAP financial metrics to their comparable GAAP metrics, please see “Supplemental Non-GAAP Financial Measures” below.

Full-Year 2026 Guidance Update

Effective May 6, 2026, Matador increased its full-year 2026 guidance range for oil production and total BOE production as set forth in the table below. Notably, Matador is increasing its full-year 2026 production guidance ranges without changing its 2026 capital expenditure guidance, reflecting Matador’s improving capital efficiency. Matador now expects to achieve in 2026 a 3.5% increase in oil production, 11% total D/C/E and midstream CapEx reduction and a similar amount of net lateral footage turned to sales of ~1.25 million net lateral feet, as compared to 2025.

Guidance Metric	Prior Full-Year 2026 Guidance Range	New Full-Year 2026 Guidance Range
Oil Production, Bbl per day	122,000 to 124,000	123,000 to 125,000
Natural Gas Production, MMcf per day	525.0 to 545.0	No Change
Total Oil Equivalent Production, BOE per day	209,500 to 215,000	210,500 to 216,000
Total operating expenses per BOE(1)	$30.00 to $31.00	$31.00 to $33.00
Current income taxes (% of pretax income)	0% to 0.5%	0% to 1%
D/C/E CapEx(2)	$1.35 to $1.44 billion	No Change
Midstream CapEx(3)	$100 to $110 million	No Change
Total CapEx	$1.45 to $1.55 billion	No Change

(1) Includes estimated non-cash operating expenses in 2026 of $15.50 to $15.80 per BOE for DD&A and $0.20 to $0.30 per BOE for non-cash G&A expenses, respectively.
(2) Capital expenditures associated with drilling, completing and equipping wells.
(3) Includes Matador’s share of estimated capital expenditures for San Mateo and other wholly-owned midstream projects.

Operational and Financial Update

First Quarter 2026 Oil, Natural Gas and Total BOE Production

As summarized in the table below, Matador’s total BOE production averaged 207,594 BOE per day in the first quarter of 2026, which was a 5% year-over-year increase from an average of 198,631 BOE per day in the first quarter of 2025 and 2% better than the midpoint of Matador’s expected first quarter production guidance of 203,000 BOE per day. The better-than-expected oil and natural gas production was primarily due to (1) outperformance of Matador’s new wells that were turned to sales in the quarter and (2) the deferral of expected scheduled maintenance on a third-party treatment plant from March until April. Matador had estimated this scheduled maintenance would reduce first quarter 2026 volumes by ~2,000 BOE per day (60% oil). The Company turned to sales 36 net operated wells in the first quarter, including 25 net operated wells turned to sales in late February and in March. The two additional net operated wells relative to expectations were pulled forward from the second quarter and turned to sales late in March and did not contribute significantly to first quarter production.

Production	Q1 2026 Average Daily Volume	Q1 2026 Guidance Range	Difference	YoY(1)
Total, BOE per day	207,594	201,000 to 205,000	+2% Better than Guidance	+5%
Oil, Bbl per day	120,277	115,500 to 117,500	+3% Better than Guidance	+5%
Natural Gas, MMcf per day	523.9	515.0 to 525.0	+1% Better than Guidance	+4%

(1) Represents year-over-year percentage change from the first quarter of 2025.

First Quarter 2026 Realized Commodity Prices

The following table summarizes Matador’s realized commodity prices during the first quarter of 2026, as compared to the fourth quarter of 2025 and the first quarter of 2025.

	Sequential (Q1 2026 vs. Q4 2025)			YoY (Q1 2026 vs. Q1 2025)
Realized Commodity Prices	Q1 2026	Q4 2025	Sequential Change	Q1 2026	Q1 2025	YoY Change

Oil Prices, per Bbl	$72.83	$58.89	+24%	$72.83	$72.38	+1%
Natural Gas Prices, per Mcf	$0.64	$0.91	-30%	$0.64	$3.56	-82%

First Quarter 2026 Operating Expenses

For the first quarter of 2026, operating expenses per BOE of $31.05 per BOE were at the high end of Matador’s expected 2026 guidance range of $30.00 to $31.00 per BOE, primarily due to the significant increase in oil prices since our February earnings report, which caused taxes other than income (TOTI) to be significantly above expectations. Otherwise, lease operating expenses (LOE), transportation and processing expenses (TP), depletion and depreciation and amortization expense (DD&A) were all better than expected on a per unit of production basis. General and administrative expenses (G&A) were higher than expected primarily due to the value of employee stock awards that are settled in cash, which are remeasured at each quarterly reporting period according to accounting rules. These cash-settled stock award amounts increased due to the fact that Matador’s share price increased 49% from $42.44 at the end of 2025 to $63.18 at the end of the first quarter of 2026.

The increase in expectations for operating expenses from approximately $30.50 per BOE in February to $32.00 per BOE is almost entirely driven by the increase in TOTI due to the significant increase in oil price expectations since our February earnings report.

First Quarter 2026 Capital Expenditures

For the first quarter of 2026, Matador’s total CapEx was $428.1 million, which was in line with the expected range of $415 to $435 million. Matador turned to sales 36.0 net operated wells during the first quarter of 2026, approximately two net wells more than the 34 net operated wells expected, as these wells were pulled forward from the second quarter of 2026.

Q1 2026 Capital Expenditures ($ millions)	Actual	February 2026 Guidance
D/C/E	$417.6
Midstream	$10.5
Total	$428.1	$415 to $435

Midstream Update

Matador’s midstream assets, include (1) San Mateo, which is owned 51% by Matador and 49% by Five Point Infrastructure LLC (“Five Point”) and (2) wholly-owned assets, which were largely acquired as part of the Advance acquisition in 2023 and the Ameredev acquisition in 2024. San Mateo distributed $31.6 million to Matador during the first quarter of 2026. On a combined basis, San Mateo and Matador’s wholly-owned midstream assets had quarterly net income of $52.7 million and quarterly Adjusted EBITDA of $82.2 million in the first quarter of 2026. The table below sets forth San Mateo’s throughput volumes for the first quarter of 2026, as compared to the fourth quarter of 2025 and first quarter of 2025. San Mateo’s throughput volumes in the first quarter of 2026 were impacted by Winter Storm Fern as well as customer shut-ins related to negative Waha pricing, including for Matador as noted above.

	Sequential (Q1 2026 vs. Q4 2025)			YoY (Q1 2026 vs. Q1 2025)
San Mateo Throughput Volumes	Q1 2026	Q4 2025	Sequential Change	Q1 2026	Q1 2025	YoY Change

Natural gas gathering, MMcf per day	530	559	-5%	530	470	+13%
Natural gas processing, MMcf per day	510	530	-4%	510	456	+12%
Oil gathering and transportation, Bbl per day	45,700	54,100	-16%	45,700	48,800	-6%
Produced water handling, Bbl per day	381,600	422,600	-10%	381,600	420,800	-9%

Second Quarter 2026 Estimates

Second Quarter 2026 Estimated Oil, Natural Gas and Total BOE Production Growth

As noted in the table below, Matador anticipates sequential oil production growth of ~3% to a quarterly record of ~124,000 barrels per day in the second quarter of 2026, primarily as a result of the 25 net operated wells turned to sales in late February and in March. This increase is expected despite the second quarter production forecast being revised lower due to:

•expected elective shut-in of volumes due to weak Waha pricing of ~8,000 BOE per day (20% oil), and
•expected scheduled maintenance on third-party treatment plants of ~2,000 BOE per day (60% oil), including maintenance originally expected in the first quarter but deferred until the second quarter as noted above.

	Q1 and Q2 2026 Production Comparison
Period	Average Daily Total Production, BOE per day	Average Daily Oil Production, Bbl per day	Average Daily Natural Gas Production, MMcf per day	% Oil
Q1 2026	207,594	120,277	523.9	58%
Q2 2026E	206,000 to 212,000	123,000 to 125,000	498.0 to 522.0	59%

Second Quarter 2026 Estimated Wells Turned to Sales

At May 6, 2026, Matador expects to turn to sales 23 to 28 net operated horizontal wells in the Delaware Basin during the second quarter of 2026, including Matador’s first 3.4-mile lateral wells as part of a 13-well batch drilled on our Eastern Antelope Ridge acreage, acquired from Ameredev in 2024.

Second Quarter 2026 Estimated Capital Expenditures

Matador expects D/C/E and midstream CapEx for the second quarter of 2026 will be approximately $430 to $460 million. Total expected CapEx of $858 to $888 million for the first half of 2026 is consistent with our expectations of 55 to 60% in the first half of 2026 due to an increased number of large-batch and longer-lateral completions, as noted in the Company’s February earnings report. The midpoint of guidance for the second quarter of $445 million is a 4% increase, as compared to $428 million in the first quarter of 2026.

First Quarter 2026 Earnings Conference Call

The Company will host a live conference call on Thursday, May 7, 2026, at 10:00 a.m. Central Time to review its first quarter 2026 financial results and operational highlights. To access the live conference call by phone, you can use the following link https://register-conf.media-server.com/register/BI7d538819bdaa42289984ae6f563b48cd and you will be provided with dial in details. To avoid delays, it is recommended that participants dial into the conference call 15 minutes ahead of the scheduled start time.

The live conference call will also be available through the Company’s website at www.matadorresources.com on the Events and Presentations page under the Investor Relations tab. The replay for the event will be available on the Company’s website at www.matadorresources.com on the Events and Presentations page under the Investor Relations tab for one year.

About Matador Resources Company

Matador is an independent energy company engaged in the exploration, development, production and acquisition of oil and natural gas resources in the United States, with an emphasis on oil and natural gas shale and other unconventional plays. Its current operations are focused primarily on the oil and liquids-rich portion of the Wolfcamp and Bone Spring plays in the Delaware Basin in Southeast New Mexico and West Texas. Matador also operates in the Haynesville shale and Cotton Valley plays in Northwest Louisiana. Additionally, Matador conducts midstream operations in support of its exploration, development and production operations and provides natural gas processing, oil transportation services, natural gas, oil and produced water gathering services and produced water disposal services to third parties.

For more information about Matador Resources Company, visit www.matadorresources.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. “Forward-looking statements” are statements related to future, not past, events. Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address expected future business and financial performance, and often contain words such as “could,” “believe,” “would,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “should,” “continue,” “plan,” “predict,” “potential,” “project,” “hypothetical,” “forecasted” and similar expressions that are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Such forward-looking statements include, but are not limited to, statements about guidance, projected or forecasted financial and operating results, future liquidity, the payment of dividends, the amount and timing of share repurchases, results in certain basins, objectives, project timing, expectations and intentions, regulatory and governmental actions and other statements that are not historical facts. Actual results and future events could differ materially from those anticipated in such statements, and such forward-looking statements may not prove to be accurate. These forward-looking statements involve certain risks and uncertainties, including, but not limited to, disruption from Matador’s acquisitions or dispositions making it more difficult to maintain business and operational relationships; significant transaction costs associated with Matador’s acquisitions or dispositions; the risk of litigation and/or regulatory actions related to Matador’s acquisitions or dispositions, as well as the following risks related to financial and operational performance: general economic conditions; Matador’s ability to execute its business plan, including whether its drilling program is successful; changes in oil, natural gas and natural gas liquids prices and the demand for oil, natural gas and natural gas liquids; its ability to replace reserves and efficiently develop current reserves; the operating results of Matador’s midstream oil, natural gas and water gathering and transportation systems, pipelines and facilities, the acquiring of third-party business and the drilling of any additional salt water disposal wells; costs of operations; delays and other difficulties related to producing oil, natural gas and natural gas liquids or the construction, expansion or operation of Matador’s midstream assets; delays and other difficulties related to regulatory and governmental approvals and restrictions; impact on Matador’s operations due to seismic events; its ability to make acquisitions on economically acceptable terms; its ability to integrate acquisitions; availability of sufficient capital to execute its business plan, including from future cash flows, capital markets, available borrowing capacity under its revolving credit facilities and otherwise; the operating results of and the availability of any potential distributions from our joint ventures; weather conditions, environmental conditions and natural disasters; the impact of the One Big Beautiful Bill Act; and the other factors that could cause actual results to differ materially from those anticipated or implied in the forward-looking statements. For further discussions of risks and uncertainties, you should refer to Matador’s filings with the Securities and Exchange Commission (“SEC”), including the “Risk Factors” section of Matador’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q. Matador undertakes no obligation to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release, except as required by law, including the securities laws of the United States and the rules and regulations of the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

Contact Information

Mac Schmitz	Christopher P. Calvert
Senior Vice President - Investor Relations	Executive Vice President and Chief Financial Officer
(972) 371-5225	(972) 371-5443
investors@matadorresources.com

Selected Financial and Operating Items

Sequential and year-over-year quarterly comparisons of selected financial and operating items are shown in the following table:

	Three Months Ended
	March 31, 2026	December 31, 2025	March 31, 2025
Net Production Volumes:(1)
Oil (MBbl)	10,825	11,165	10,353
Natural gas (Bcf)	47.2	49.6	45.1
Total oil equivalent (MBOE)	18,683	19,439	17,877
Average Daily Production Volumes:(1)
Oil (Bbl/d)	120,277	121,363	115,030
Natural gas (MMcf/d)	523.9	539.6	501.6
Total oil equivalent (BOE/d)	207,594	211,290	198,631
Average Sales Prices:
Oil, without realized derivatives (per Bbl)	$72.83	$58.89	$72.38
Oil, with realized derivatives (per Bbl)	$68.04	$58.89	$72.38
Natural gas, without realized derivatives (per Mcf)	$0.64	$0.91	$3.56
Natural gas, with realized derivatives (per Mcf)	$1.44	$1.08	$3.62
Revenues (millions):
Oil and natural gas revenues	$818.7	$702.8	$909.9
Third-party midstream services revenues	$42.1	$45.4	$33.5
Realized (loss) gain on derivatives	$(14.5)	$8.1	$2.7
Operating Expenses (per BOE):
Lease operating	$5.76	$5.25	$5.84
Transportation and processing	$0.79	$0.59	$1.12
Midstream operating	$2.96	$3.22	$2.90
Depletion, depreciation and amortization	$15.67	$15.72	$15.77
Taxes other than income	$3.79	$3.18	$4.31
General and administrative(2)	$2.09	$1.77	$1.89
Total(10)	$31.06	$29.73	$31.83
Other (millions):
Net sales of purchased natural gas(4)	$38.4	$36.0	$8.6

Net (loss) income (millions)(5)	$(35.9)	$192.5	$240.1
(Loss) earnings per common share (diluted)(5)	$(0.29)	$1.55	$1.92
Adjusted net income (millions)(5)(6)	$189.5	$108.1	$249.3
Adjusted earnings per common share (diluted)(5)(7)	$1.53	$0.87	$1.99
Adjusted EBITDA (millions)(5)(8)	$577.2	$489.6	$644.2
Net cash provided by operating activities (millions)(9)	$470.5	$474.4	$727.9
Adjusted free cash flow (millions)(5)(10)	$113.3	$69.0	$141.9

San Mateo net income (millions)(11)	$40.9	$46.9	$45.2
San Mateo Adjusted EBITDA (millions)(8)(11)	$68.9	$74.1	$60.4
San Mateo net cash provided by operating activities (millions)(11)	$35.1	$43.9	$81.6
San Mateo adjusted free cash flow (millions)(9)(10)(11)	$46.4	$38.8	$(6.4)
Matador Combined Midstream Adjusted EBITDA (millions)(12)	$82.2	$85.6	$65.0

D/C/E capital expenditures (millions)	$417.6	$356.1	$394.4
Midstream capital expenditures (millions)(13)	$10.5	$22.6	$46.4
(1) Production volumes reported in two streams: oil and natural gas, including both dry and liquids-rich natural gas.
(2) Includes approximately $0.24, $0.19 and $0.22 per BOE of non-cash, stock-based compensation expense in the first quarter of 2026, the fourth quarter of 2025 and the first quarter of 2025, respectively.
(3) Total does not include the impact of purchased natural gas or immaterial accretion expenses.

(4) Net sales of purchased natural gas reflect those natural gas purchase transactions that the Company periodically enters into with third parties whereby the Company purchases natural gas and (i) subsequently sells the natural gas to other purchasers or (ii) processes the natural gas at San Mateo’s cryogenic natural gas processing plants and subsequently sells the residue natural gas and natural gas liquids to other purchasers. Such amounts reflect revenues from sales of purchased natural gas of $80.8 million, $61.3 million and $62.8 million less expenses of $42.3 million, $25.4 million and $54.1 million in the first quarter of 2026, the fourth quarter of 2025 and the first quarter of 2025, respectively.
(5) Attributable to Matador Resources Company shareholders.
(6) Adjusted net income is a non-GAAP financial measure. For a definition of adjusted net income and a reconciliation of adjusted net income (non-GAAP) to net (loss) income (GAAP), please see “Supplemental Non-GAAP Financial Measures.”
(7) Adjusted earnings per diluted common share is a non-GAAP financial measure. For a definition of adjusted earnings per diluted common share and a reconciliation of adjusted earnings per diluted common share (non-GAAP) to earnings per diluted common share (GAAP), please see “Supplemental Non-GAAP Financial Measures.”
(8) Adjusted EBITDA is a non-GAAP financial measure. For a definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA (non-GAAP) to net (loss) income (GAAP) and net cash provided by operating activities (GAAP), please see “Supplemental Non-GAAP Financial Measures.”
(9) As reported for each period on a consolidated basis, including 100% of San Mateo’s net cash provided by operating activities.
(10) Adjusted free cash flow is a non-GAAP financial measure. For a definition of adjusted free cash flow and a reconciliation of adjusted free cash flow (non-GAAP) to net cash provided by operating activities (GAAP), please see “Supplemental Non-GAAP Financial Measures.”
(11) Represents 100% of San Mateo’s net income, Adjusted EBITDA, net cash provided by operating activities or adjusted free cash flow for each period reported.
(12) Represents activity associated with San Mateo and Matador’s wholly-owned midstream assets.
(13) Includes Matador’s share of estimated capital expenditures for San Mateo and other wholly-owned midstream projects.

Matador Resources Company and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS - UNAUDITED

(In thousands, except par value and share data)	March 31, 2026	December 31, 2025
ASSETS
Current assets
Cash	$30,451	$15,314
Restricted cash	62,021	64,163
Accounts receivable
Oil and natural gas revenues	412,066	286,158
Joint interest billings	181,207	140,043
Other	122,145	103,628
Derivative instruments	90,600	34,052
Lease and well equipment inventory	45,580	43,842
Prepaid expenses and other current assets	140,706	129,368
Total current assets	1,084,776	816,568
Property and equipment, at cost
Oil and natural gas properties, full-cost method
Evaluated	14,820,207	14,286,726
Unproved and unevaluated	1,772,371	1,823,456
Midstream properties	1,972,401	1,963,059
Other property and equipment	58,008	53,199
Less accumulated depletion, depreciation and amortization	(7,687,846)	(7,395,142)
Net property and equipment	10,935,141	10,731,298
Other assets
Other long-term assets	154,572	162,703
Total assets	$12,174,489	$11,710,569
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$702,371	$540,620
Royalties payable	337,063	351,062
Derivative instruments	306,200	—
Advances from joint interest owners	61,107	64,169
Other current liabilities	72,274	75,658
Total current liabilities	1,479,015	1,031,509
Long-term liabilities
Borrowings under Credit Agreement	185,000	398,000
Borrowings under San Mateo Credit Facility	918,000	883,000
Senior unsecured notes payable	2,365,941	2,121,102
Asset retirement obligations	150,117	144,063
Derivative instruments	5,821	—
Deferred income taxes	1,016,696	1,015,931
Other long-term liabilities	140,814	120,312
Total long-term liabilities	4,782,389	4,682,408
Shareholders’ equity
Common stock - $0.01 par value, 160,000,000 shares authorized; 124,446,843 and 124,409,739 shares issued; and 124,205,978 and 124,262,322 shares outstanding, respectively	1,244	1,244
Additional paid-in capital	2,521,758	2,509,118
Retained earnings	3,070,423	3,153,112
Treasury stock, at cost, 240,865 and 147,417 shares, respectively	(8,525)	(5,333)
Total Matador Resources Company shareholders’ equity	5,584,900	5,658,141
Non-controlling interest in subsidiaries	328,185	338,511
Total shareholders’ equity	5,913,085	5,996,652
Total liabilities and shareholders’ equity	$12,174,489	$11,710,569

Matador Resources Company and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED

(In thousands, except per share data)	Three Months Ended March 31,
	2026	2025
Revenues
Oil and natural gas revenues	$818,731	$909,918
Third-party midstream services revenues	42,091	33,499
Sales of purchased natural gas	80,782	62,756
Realized (loss) gain on derivatives	(14,493)	2,714
Unrealized (loss) gain on derivatives	(255,474)	5,071
Total revenues	671,637	1,013,958
Expenses
Lease operating	107,526	104,411
Transportation and processing	14,842	20,061
Midstream operating	55,227	51,803
Purchased natural gas	42,335	54,133
Depletion, depreciation and amortization	292,704	281,891
Taxes other than income	70,891	77,049
Accretion of asset retirement obligations	2,268	1,727
General and administrative	39,023	33,732
Total expenses	624,816	624,807
Operating income	46,821	389,151
Other income (expense)
Interest expense	(51,525)	(49,489)
Loss on debt extinguishment	(15,587)	—
Loss on asset sales	(578)	—
Other income	4,367	5,506
Total other expense	(63,323)	(43,983)
(Loss) income before income taxes	(16,502)	345,168
Income tax (benefit) provision
Current	—	22,981
Deferred	(684)	59,940
Total income tax (benefit) provision	(684)	82,921
Net (loss) income	(15,818)	262,247
Net income attributable to non-controlling interest in subsidiaries	(20,054)	(22,162)
Net (loss) income attributable to Matador Resources Company shareholders	$(35,872)	$240,085
(Loss) earnings per common share
Basic	$(0.29)	$1.92
Diluted	$(0.29)	$1.92
Weighted average common shares outstanding
Basic	123,480	125,189
Diluted	123,480	125,342

Matador Resources Company and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS - UNAUDITED

(In thousands)	Three Months Ended March 31,
	2026	2025
Operating activities
Net (loss) income	$(15,818)	$262,247
Adjustments to reconcile net (loss) income to net cash provided by operating activities
Unrealized loss (gain) on derivatives	255,474	(5,071)
Depletion, depreciation and amortization	292,704	281,891
Accretion of asset retirement obligations	2,268	1,727
Stock-based compensation expense	4,518	3,888
Loss on extinguishment of debt	15,587	—
Deferred income tax (benefit) provision	(684)	59,940
Amortization of debt issuance cost and other debt-related costs	3,538	3,663
Other non-cash changes	6,653	209
Changes in operating assets and liabilities
Accounts receivable, prepaid expenses and other current assets	(188,684)	19,629
Lease and well equipment inventory	1,052	(10,833)
Other long-term assets	(149)	(192)
Accounts payable, accrued liabilities and other current liabilities	113,457	44,093
Royalties payable	(13,999)	32,241
Advances from joint interest owners	(3,062)	32,504
Other long-term liabilities	(2,309)	1,943
Net cash provided by operating activities	470,546	727,879
Investing activities
Drilling, completion and equipping capital expenditures	(377,375)	(378,362)
Acquisition of oil and natural gas properties	(61,655)	(81,662)
Midstream capital expenditures	(17,634)	(72,934)
Expenditures for other property and equipment	(2,132)	(942)
Proceeds from sale of assets	858	22,238
Net cash used in investing activities	(457,938)	(511,662)
Financing activities
Repayments of borrowings under Credit Agreement	(648,000)	(595,500)
Borrowings under Credit Agreement	435,000	405,000
Repayments of borrowings under San Mateo Credit Facility	(105,000)	(100,000)
Borrowings under San Mateo Credit Facility	140,000	140,000
Cost to amend credit facilities	(134)	—
Proceeds from issuance of senior unsecured notes	750,000	—
Cost to issue senior unsecured notes	(12,126)	—
Purchase of senior unsecured notes	(509,670)	—
Repurchases of common stock	(707)	—
Proceeds from sale-leaseback financing obligation	24,000	—
Dividends paid	(46,817)	(39,180)
Contributions related to formation of San Mateo	6,900	2,800
Distributions to non-controlling interest owners of less-than-wholly-owned subsidiaries	(30,380)	(35,661)
Taxes paid related to net share settlement of stock-based compensation	(2,416)	(10,545)
Other	(263)	(357)
Net cash provided by (used in) financing activities	387	(233,443)
Change in cash and restricted cash	12,995	(17,226)
Cash and restricted cash at beginning of period	79,477	94,742
Cash and restricted cash at end of period	$92,472	$77,516

Supplemental Non-GAAP Financial Measures
Adjusted EBITDA
This press release includes the non-GAAP financial measure of Adjusted EBITDA. Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of the Company’s consolidated financial statements, such as securities analysts, investors, lenders and rating agencies. “GAAP” means Generally Accepted Accounting Principles in the United States of America. The Company believes Adjusted EBITDA helps it evaluate its operating performance and compare its results of operations from period to period without regard to its financing methods or capital structure. The Company defines, on a consolidated basis and for San Mateo, Adjusted EBITDA as earnings before interest expense, income taxes, depletion, depreciation and amortization, accretion of asset retirement obligations, property impairments, unrealized derivative gains and losses, non-recurring transaction costs for certain acquisitions, certain other non-cash items and non-cash stock-based compensation expense and net gain or loss on asset sales and impairment. Adjusted EBITDA is not a measure of net (loss) income or net cash provided by operating activities as determined by GAAP. All references to Matador’s Adjusted EBITDA are those values attributable to Matador Resources Company shareholders after giving effect to Adjusted EBITDA attributable to third-party non-controlling interests, including in San Mateo.
Adjusted EBITDA should not be considered an alternative to, or more meaningful than, net (loss) income or net cash provided by operating activities as determined in accordance with GAAP or as an indicator of the Company’s operating performance or liquidity. Certain items excluded from Adjusted EBITDA are significant components of understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure. Adjusted EBITDA may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted EBITDA in the same manner. The following table presents the calculation of Adjusted EBITDA and the reconciliation of Adjusted EBITDA to the GAAP financial measures of net (loss) income and net cash provided by operating activities, respectively, that are of a historical nature. Where references are pro forma, forward-looking, preliminary or prospective in nature, and not based on historical fact, the table does not provide a reconciliation. The Company could not provide such reconciliation without undue hardship because such Adjusted EBITDA numbers are estimations, approximations and/or ranges. In addition, it would be difficult for the Company to present a detailed reconciliation on account of many unknown variables for the reconciling items, including future income taxes, full-cost ceiling impairments, unrealized gains or losses on derivatives and gains or losses on asset sales and impairment. For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.

Adjusted EBITDA – Matador Resources Company

	Three Months Ended
	March 31,	December 31,	March 31,
(In thousands)	2026	2025	2025
Unaudited Adjusted EBITDA Reconciliation to Net (Loss) Income:
Net (loss) income attributable to Matador Resources Company shareholders	$(35,872)	$192,547	$240,085
Net income attributable to non-controlling interest in subsidiaries	20,054	22,992	22,162
Net (loss) income	(15,818)	215,539	262,247
Interest expense	51,525	55,045	49,489
Total income tax (benefit) provision	(684)	(25,836)	82,921
Depletion, depreciation and amortization	292,704	305,511	281,891
Accretion of asset retirement obligations	2,268	2,204	1,727
Unrealized loss (gain) on derivatives	255,474	(30,374)	(5,071)
Non-cash stock-based compensation expense	4,518	3,686	3,888
Loss on debt extinguishment	15,587	—	—
Loss on asset sales	578	—	—
Other non-recurring expense (income)	4,798	114	(3,286)
Consolidated Adjusted EBITDA	610,950	525,889	673,806
Adjusted EBITDA attributable to non-controlling interest in subsidiaries	(33,780)	(36,321)	(29,583)
Adjusted EBITDA attributable to Matador Resources Company shareholders	$577,170	$489,568	$644,223

	Three Months Ended
	March 31,	December 31,	March 31,
(In thousands)	2026	2025	2025
Unaudited Adjusted EBITDA Reconciliation to Net Cash Provided by Operating Activities:
Net cash provided by operating activities	$470,546	$474,449	$727,879
Net change in operating assets and liabilities	93,694	938	(119,385)
Interest expense, net of non-cash portion	47,987	51,310	45,826
Current income tax provision	—	353	22,981
Other non-cash and non-recurring income	(1,277)	(1,161)	(3,495)
Adjusted EBITDA attributable to non-controlling interest in subsidiaries	(33,780)	(36,321)	(29,583)
Adjusted EBITDA attributable to Matador Resources Company shareholders	$577,170	$489,568	$644,223

Adjusted EBITDA – San Mateo (100%)

	Three Months Ended
	March 31,	December 31,	March 31,
(In thousands)	2026	2025	2025
Unaudited Adjusted EBITDA Reconciliation to Net Income:
Net income	$40,928	$46,924	$45,229
Depletion, depreciation and amortization	15,298	15,570	10,668
Interest expense	12,561	12,172	6,321
Accretion of asset retirement obligations	151	134	115
Non-recurring income	—	(675)	(1,960)
Adjusted EBITDA	$68,938	$74,125	$60,373

	Three Months Ended
	March 31,	December 31,	March 31,
(In thousands)	2026	2025	2025
Unaudited Adjusted EBITDA Reconciliation to Net Cash Provided by Operating Activities:
Net cash provided by operating activities	$35,073	$43,885	$81,586
Net change in operating assets and liabilities	21,172	17,867	(25,116)
Interest expense, net of non-cash portion	11,946	11,643	5,863
Other non-cash and non-recurring expense (income)	747	730	(1,960)
Adjusted EBITDA	$68,938	$74,125	$60,373

Adjusted EBITDA – Combined Midstream (100%)

	Three Months Ended
(In thousands)	March 31, 2026	December 31, 2025	March 31, 2025
Matador Midstream(1)
Unaudited Adjusted EBITDA Reconciliation to Net Income:
Net income	$11,818	$9,994	$3,520
Depletion, depreciation and amortization	1,427	1,437	1,119
Accretion of asset retirement obligations	6	6	5
Adjusted EBITDA attributable to Matador Midstream(1)	$13,251	$11,437	$4,644

Adjusted EBITDA attributable to San Mateo	$68,938	$74,125	$60,373

Adjusted EBITDA - Combined Midstream	$82,189	$85,562	$65,017

(1) Represents activity associated with Matador’s wholly-owned midstream assets.

Adjusted Net Income and Adjusted Earnings Per Diluted Common Share

This press release includes the non-GAAP financial measures of adjusted net income and adjusted earnings per diluted common share. These non-GAAP items are measured as net (loss) income attributable to Matador Resources Company shareholders, adjusted for dollar and per share impact of certain items, including unrealized gains or losses on derivatives, the impact of full-cost ceiling impairment charges, if any, and non-recurring transaction costs for certain acquisitions or other non-recurring income or expense items, along with the related tax effect for all periods. This non-GAAP financial information is provided as additional information for investors and is not in accordance with, or an alternative to, GAAP financial measures. Additionally, these non-GAAP financial measures may be different than similar measures used by other companies. The Company believes the presentation of adjusted net income and adjusted earnings per diluted common share provides useful information to investors, as it provides them an additional relevant comparison of the Company’s performance across periods and to the performance of the Company’s peers. In addition, these non-GAAP financial measures reflect adjustments for items of income and expense that are often excluded by securities analysts and other users of the Company’s financial statements in evaluating the Company’s performance. The table below reconciles adjusted net income and adjusted earnings per diluted common share to their most directly comparable GAAP measure of net (loss) income attributable to Matador Resources Company shareholders.

	Three Months Ended
	March 31,	December 31,	March 31,
	2026	2025	2025
(In thousands, except per share data)
Unaudited Adjusted Net Income and Adjusted Earnings Per Share Reconciliation to Net (Loss) Income:
Net (loss) income attributable to Matador Resources Company shareholders	$(35,872)	$192,547	$240,085
Total income tax (benefit) provision	(684)	(25,836)	82,921
(Loss) income attributable to Matador Resources Company shareholders before taxes	(36,556)	166,711	323,006
Less non-recurring and unrealized charges to income before taxes:
Unrealized loss (gain) on derivatives	255,474	(30,374)	(5,071)
Loss on debt extinguishment	15,587	—	—
Loss on asset sales	578	—	—
Other non-recurring expense (income)	4,798	445	(2,326)
Adjusted income attributable to Matador Resources Company shareholders before taxes	239,881	136,782	315,609
Income tax expense(1)	50,375	28,724	66,278
Adjusted net income attributable to Matador Resources Company shareholders (non-GAAP)	$189,506	$108,058	$249,331

Basic weighted average shares outstanding, without participating securities	123,480	123,432	124,552
Dilutive effect of participating securities	774	848	637
Weighted average shares outstanding - basic	124,254	124,280	125,189
Dilutive effect of options and restricted stock units	—	—	153
Weighted average common shares outstanding - diluted	124,254	124,280	125,342
Adjusted earnings per share attributable to Matador Resources Company shareholders (non-GAAP)
Basic	$1.53	$0.87	$1.99
Diluted	$1.53	$0.87	$1.99

(1) Estimated using federal statutory tax rate in effect for the period.

Adjusted Free Cash Flow

This press release includes the non-GAAP financial measure of adjusted free cash flow. This non-GAAP item is measured, on a consolidated basis for the Company and for San Mateo, as net cash provided by operating activities, adjusted for changes in working capital and cash performance incentives that are not included as operating cash flows, less cash flows used for capital expenditures, adjusted for changes in capital accruals. On a consolidated basis, these numbers are also adjusted for the cash flows related to non-controlling interest in subsidiaries that represent cash flows not attributable to Matador shareholders. Adjusted free cash flow should not be considered an alternative to, or more meaningful than, net cash provided by operating activities as determined in accordance with GAAP or an indicator of the Company’s liquidity. Adjusted free cash flow is used by the Company, securities analysts and investors as an indicator of the Company’s ability to manage its operating cash flow, internally fund its D/C/E capital expenditures, pay dividends and service or incur additional debt, without regard to the timing of settlement of either operating assets and liabilities or accounts payable related to capital expenditures. Additionally, this non-GAAP financial measure may be different than similar measures used by other companies. The Company believes the presentation of adjusted free cash flow provides useful information to investors, as it provides them an additional relevant comparison of the Company’s performance, sources and uses of capital associated with its operations across periods and to the performance of the Company’s peers. In addition, this non-GAAP financial measure reflects adjustments for items of cash flows that are often excluded by securities analysts and other users of the Company’s financial statements in evaluating the Company’s cash spend.

The table below reconciles adjusted free cash flow to its most directly comparable GAAP measure of net cash provided by operating activities. All references to Matador’s adjusted free cash flow are those values attributable to Matador shareholders after giving effect to adjusted free cash flow attributable to third-party non-controlling interests, including in San Mateo.

Adjusted Free Cash Flow - Matador Resources Company

	Three Months Ended			Year Ended
	March 31,	December 31,	March 31,	December 31,
(In thousands)	2026	2025	2025	2025
Net cash provided by operating activities	$470,546	$474,449	$727,879	$2,425,015
Net change in operating assets and liabilities	93,694	938	(119,385)	(176,189)
San Mateo discretionary cash flow attributable to non-controlling interest in subsidiaries(1)	(27,560)	(30,258)	(27,670)	(126,916)
Performance incentives received from Five Point	6,900	3,800	2,800	13,000
Total discretionary cash flow	543,580	448,929	583,624	2,134,910

Drilling, completion and equipping capital expenditures	377,375	449,243	378,362	1,542,253
Midstream capital expenditures	17,634	60,310	72,934	297,746
Expenditures for other property and equipment	2,132	1,199	942	4,246
Net change in capital accruals	37,934	(119,578)	20,279	(29,588)
San Mateo accrual-based capital expenditures related to non-controlling interest in subsidiaries(2)	(4,805)	(11,223)	(30,797)	(116,703)
Total accrual-based capital expenditures(3)	430,270	379,951	441,720	1,697,954
Adjusted free cash flow	$113,310	$68,978	$141,904	$436,956

Quarterly distributions from San Mateo to Matador	$31,620	$35,700	$35,190	$136,680

(1)Represents Five Point’s 49% interest in San Mateo discretionary cash flow, as computed below.
(2)Represents Five Point’s 49% interest in accrual-based San Mateo capital expenditures, as computed below.
(3)Represents drilling, completion and equipping costs, Matador’s share of San Mateo capital expenditures plus 100% of other midstream capital expenditures not associated with San Mateo.

Adjusted Free Cash Flow - San Mateo (100%)

	Three Months Ended			Year Ended
	March 31,	December 31,	March 31,	December 31,
(In thousands)	2026	2025	2025	2025
Net cash provided by San Mateo operating activities	$35,073	$43,885	$81,586	$248,193
Net change in San Mateo operating assets and liabilities	21,172	17,867	(25,116)	10,821
Total San Mateo discretionary cash flow	56,245	61,752	56,470	259,014

San Mateo capital expenditures	11,011	48,274	61,471	252,437
Net change in San Mateo capital accruals	(1,205)	(25,369)	1,381	(14,266)
San Mateo accrual-based capital expenditures	9,806	22,905	62,852	238,171
San Mateo adjusted free cash flow	$46,439	$38,847	$(6,382)	$20,843